  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Business Update and Announces Third Quarter 2021 Financial Results

Conference Call on Monday, November 8, 2021 at 4pm ET

RESTON, Va., November 8, 2021 (GLOBE NEWSWIRE) – Lightbridge Corporation (Nasdaq: LTBR), an advanced nuclear fuel technology company, announced financial results for the third quarter ended September 30, 2021, as well as the Company’s corporate progress and other meaningful developments.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented,  “I’m pleased with the continued progress Lightbridge has made in our fuel development program throughout the third quarter. We began work on our second U.S. Department of Energy GAIN voucher at Pacific Northwest National Laboratory (PNNL), which is focused on the manufacturing process of Lightbridge Fuel. Last week, we completed our work at Idaho National Laboratory (INL) under our initial GAIN voucher to support irradiation testing of our fuel. This was another important milestone for Lightbridge and sets the stage for us to test our fuel sample coupons in the Advanced Test Reactor (ATR) at INL.”

“At the corporate level, we expanded our Board of Directors to seven members while forming a new board committee dedicated to Environmental, Social & Governance (ESG) oversight and guidance. The ESG Committee reflects Lightbridge’s dedication to environmental and social responsibility, an integral part of our long-term performance strategy. Nuclear energy represents a significant fraction of clean energy globally, and we believe the industry will continue to attract greater interest from socially-conscious investors as the metrics of ESG practices are standardized throughout the world.”

“The nuclear industry has received greater interest from investors over the last several weeks. With the recent rally in uranium prices, along with the announced investments to upgrade nuclear plants in Illinois that were spurred by a clean energy bill, and discussions during COP26 about the necessity for growth in nuclear power to meet climate goals, nuclear power appears to finally be earning recognition from investors and governments as a vital, sustainable source of clean energy.”

Financial Highlights

The Company maintained a strong working capital position at September 30, 2021 and had no debt.

Cash Flows Summary

•	Cash and cash equivalents were $16.1 million at September 30, 2021, compared to $21.5 million at December 31, 2020, a decrease of $5.4 million in cash and cash equivalents.

•	Cash used in operating activities increased approximately $3.2 million in the nine months ended September 30, 2021, to $8.8 million, from $5.6 million in the nine months ended September 30, 2020. This increase was due primarily to the dissolution of the Enfission joint venture and the settlement payment of approximately $4.2 million paid to Framatome for outstanding invoices for work performed by Framatome and other expenses incurred by Framatome.

•	Cash provided by financing activities decreased by approximately $1.8 million for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020, primarily due to the decrease in the net proceeds from issuance of common stock in 2021, which was $3.4 million for the nine months ended September 30, 2021 as compared to $5.2 million net proceeds for the nine months ended September 30, 2020.

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Balance Sheet Summary

•	Total assets were $16.6 million and total liabilities were $1.1 million at September 30, 2021. Working capital was $15.4 million at September 30, 2021 versus $17.1 million at December 31, 2020. This decrease of $1.7 million in working capital was due primarily to the factor stated above in the cash flow summary.

•	Stockholders’ equity was $15.5 million at September 30, 2021 as compared to $17.2 million at December 31, 2020.

Operations Summary

•	General and administrative expenses decreased by approximately $1.1 million for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. There was a decrease in professional fees of approximately $1.4 million primarily due to a decrease in the legal and professional fees relating to the Framatome arbitration. These decreases were offset by an increase of approximately $0.3 million in employee compensation primarily due to an increase in the bonus accrual for 2021.

•	Lightbridge’s total corporate research and development expenses increased by approximately $0.2 million for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020, due to an increase of approximately $0.2 million in outside research and development work with the DOE’s National Laboratories related to the GAIN vouchers. All other R&D expenses for the three months ended September 30, 2021 and the three months ended September 30, 2020 were consistent period over period.

•	Total other operating income (grant income) increased approximately $0.3 million for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020, which was primarily associated with the work performed by the Idaho National Laboratory for the experiment design for irradiation of material samples of Lightbridge Fuel™ in the Advanced Test Reactor.

•	There was a decrease in other income due to a decrease in interest income generated from the interest earned from the purchase of treasury bills and from our bank savings account for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020.

•	Net loss for the three months ended September 30, 2021 was $1.9 million compared to $3.1 million for the three months ended September 30, 2020.

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THIRD QUARTER CONFERENCE CALL & WEBCAST

Lightbridge will host a conference call on Monday, November 8, 2021, at 4 pm Eastern Time to discuss the Company’s financial results and provide an update on its fuel development activities.

Interested parties can access the conference call on the Company’s website via webcast at https://edge.media-server.com/mmc/p/dipetorf or by calling 833-519-1295 for U.S. callers or 914-800-3866 for international callers. Please reference Conference ID: 4796814. The conference call will be led by Seth Grae, President, and Chief Executive Officer, with other Lightbridge executives also available to answer questions.

The webcast will be archived on the Company’s website, and a telephone replay of the call will be available approximately two hours following the call. It can be accessed by dialing 855-859-2056 from the U.S. or 404-537-3406 for international callers. Please reference Conference ID: 4796814.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is an advanced nuclear fuel technology development company positioned to enable carbon-free energy applications that will be essential in preventing climate change. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for Small Modular Reactors, as well as existing light-water reactors, which significantly enhances reactor safety, economics, and fuel proliferation resistance. To date, Lightbridge has been awarded twice by the U.S. Department of Energy’s Gateway for Accelerated Innovation in Nuclear program to support development of Lightbridge Fuel™. Lightbridge’s innovative fuel technology is backed by an extensive worldwide patent portfolio. Lightbridge is included in the Russell Microcap® Index. For more information, please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at https://www.ltbridge.com/investors/news-events/email-alerts

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities, other steps to commercialize Lightbridge Fuel™ and future governmental support and funding for nuclear energy. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: the Company’s ability to commercialize its nuclear fuel technology; the degree of market adoption of the Company’s product and service offerings; the Company’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors, including small modular reactors; the Company’s ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in the Company’s fuel development timeline; the increased costs associated with metallization of our nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with the further spread of COVID-19, including the ultimate impact of COVID-19 on people, economies, and the Company’s ability to access capital markets; changes in the laws, rules and regulations governing the Company’s business; development and utilization of, and challenges to, our intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge’s filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31st, 2020, and in its other filings with the Securities and Exchange Commission, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements”, all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (646) 828-8710
ir@ltbridge.com

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2021	2020

ASSETS
Current Assets
Cash and cash equivalents	$16,133,652	$21,531,665
Other receivables	110,000	—
Prepaid expenses and other current assets	247,211	172,460
Total Current Assets	16,490,863	21,704,125
Other Assets
Trademarks	101,583	85,562
Total Assets	$16,592,446	$21,789,687

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,107,865	$382,130
Accrued legal settlement costs	—	4,200,000
Total Current Liabilities	1,107,865	4,582,130

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares
Convertible Series A preferred shares, 663,767 shares and 699,878 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively (liquidation preference $2,614,186 and $2,613,025 at September 30, 2021 and December 31, 2020, respectively)	663	699
Convertible Series B preferred shares, 2,666,667 shares issued and outstanding at September 30, 2021 and December 31, 2020 (liquidation preference $5,159,162 and $4,897,517 at September 30, 2021 and December 31, 2020, respectively)	2,667	2,667
Common stock, $0.001 par value, 13,500,000 shares authorized, 7,208,739 shares and 6,567,110 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	7,209	6,567
Additional paid-in capital	150,163,990	146,353,232
Accumulated deficit	(134,689,948)	(129,155,608)
Total Stockholders’ Equity	15,484,581	17,207,557
Total Liabilities and Stockholders’ Equity	$16,592,446	$21,789,687

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$—	$—	$—	$—

Operating Expenses
General and administrative	1,763,060	2,835,471	5,061,820	6,800,892
Research and development	439,630	261,898	1,082,394	767,498
Total Operating Expenses	2,202,690	3,097,369	6,144,214	7,568,390

Other Operating Income
Distribution from joint venture	—	—	110,000	—
Grant income	288,884	29,662	459,997	29,662
Total Other Operating Income	288,884	29,662	569,997	29,662
Operating Loss	(1,913,806)	(3,067,707)	(5,574,217)	(7,538,728)

Other Income
Interest income	1,551	4,645	6,183	79,474
Foreign currency transaction gain	—	—	33,694	—
Total Other Income	1,551	4,645	39,877	79,474

Net Loss Before Income Taxes	(1,912,255)	(3,063,062)	(5,534,340)	(7,459,254)
Income taxes	—	—	—	—
Net loss	$(1,912,255)	$(3,063,062)	$(5,534,340)	$(7,459,254)

Accumulated preferred stock dividend	(135,091)	(128,937)	(399,838)	(383,086)
Deemed additional dividend on preferred stock dividend due to the beneficial conversion feature	(59,314)	(55,940)	(175,211)	(165,551)
Net loss attributable to common stockholders	$(2,106,660)	$(3,247,939)	$(6,109,389)	$(8,007,891)

Net Loss Per Common Share
Basic and Diluted	$(0.31)	$(0.80)	$(0.92)	$(2.22)
Weighted Average Number of Common Shares Outstanding	6,759,662	4,053,644	6,648,803	3,613,349

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2021	2020
Operating Activities
Net Loss	$(5,534,340)	$(7,459,254)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Common stock issued for services	45,000	17,000
Stock-based compensation	300,583	8,110
Patent write-offs	—	111,850
Changes in operating working capital items
Other receivables	(110,000)	400,000
Prepaid expenses and other current assets	(74,751)	(117,281)
Accounts payable and accrued liabilities	780,425	1,465,492
Accrued legal settlement costs	(4,200,000)	—
Net Cash Used in Operating Activities	(8,793,083)	(5,574,083)

Investing Activities
Patents and trademarks	(16,021)	(138,692)
Net Cash Used in Investing Activities	(16,021)	(138,692)

Financing Activities
Net proceeds from issuances of common stock and exercise of stock options	3,441,091	5,164,685
Net Cash Provided by Financing Activities	3,441,091	5,164,685

Net Decrease in Cash and Cash Equivalents	(5,398,013)	(548,090)
Cash and Cash Equivalents, Beginning of Period	21,531,665	17,958,989
Cash and Cash Equivalents, End of Period	$16,133,652	$17,410,899

Supplemental Disclosure of Cash Flow Information
Cash paid during the period:
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activities:
Accumulated preferred stock dividend	$575,049	$548,637
Conversion of Series A convertible preferred stock to common stock and payment of paid-in-kind dividends to Series A preferred stockholder	$39,885	$38,071
Payment of accrued liabilities with common stock	$69,690	$17,000

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